Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-116179, 333-48178, 333-53560 and 333-145441) of Avici Systems Inc. of our reports dated March 10, 2008, with respect to the consolidated financial statements and schedule of Avici Systems Inc., and the effectiveness of internal control over financial reporting of Avici Systems Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 10, 2008